EXHIBIT 10.5


Summary of Sales Agreement by and between Shenzhen BAK Battery Co., Ltd. (the "Company") and Zhongshan Mingji Battery Co., Ltd. ("Zhongshan") dated as of October 25, 2003.

         The contract number for this agreement is WI-BAK-2003-05-28. This agreement does not include an exact quantity to be purchased by Zhongshan. The quantity is to be determined at the time of each sale. From September 2003 to September 2004, the sales volume was RMB 58,941,628.09 Yuan. These sales constituted 15% of the total sales of the Company for the period September 2003 to September 2004. The Company is liable for breach of contract in the event that the quality of the battery cell causes the product to malfunction.